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VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 3, 2024, by and between Simplot Taiwan, Inc., an Idaho corporation (“Simplot”), JRS Properties III LLLP, an Idaho limited liability limited partnership (“JRS Properties” and together with Simplot, the “Simplot Shareholders”), Trung Tri Doan (“Doan”) and The Trung Tri Doan 2010 GRAT (the “Doan Trust”) of which Doan is the sole trustee (Doan and the Doan Trust together, the “Doan Shareholders”). Each Simplot Shareholder and Doan Shareholder may be referred to in this Agreement individually as a “Shareholder” and collectively as the “Shareholders.”

RECITALS

A.
Each Shareholder is the record owner of the shares of Common Stock of SemiLEDs Corporation, a Delaware corporation (the “Company”), set forth opposite such Shareholder’s name on Exhibit A attached hereto (the “Shares”).
B.
The Shareholders desire to enter into this Agreement to set forth their agreements and understandings with respect to how the Shares will be voted in connection with matters presented by the Company that may come before the Shareholders.
C.
By entering into this Agreement, the Shareholders acknowledge that they are forming a “group” as defined by Section 13(d)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-5(b) promulgated thereunder, for the purpose of acting together to vote their Shares, with the effect that the Company will, as of the date of this Agreement, be considered a “Controlled Company” as defined by Rule 5615(c)(1) of The Nasdaq Stock Market LLC Rules (the “Nasdaq Rules”).

NOW, THEREFORE, the parties hereto agree as follows:

1.
Voting Provisions.
(a)
The Shareholders agree that, during the term of this Agreement, the Shareholders shall act unanimously in voting their Shares and any other securities of the Company that they may hereafter acquire (“Subsequent Shares”) on the following Company matters presented by the Company to its shareholders for a vote thereon:
(i)
Any amendment, alteration, or repeal of any provision of the Company’s certificate of incorporation or bylaws;
(ii)
The election of any and all directors to the Company’s Board of Directors and the removal of any director therefrom, whether with or without cause;
(iii)
The approval of any merger, consolidation, or the sale of all or substantially all of the Company’s assets;
(iv)
The decision to dissolve the Company or to wind up its affairs;

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(v)
Any act or transaction by the Company or its directors requiring shareholder ratification pursuant to the applicable provisions of the Delaware General Corporation Law;
(vi)
Any increase or decrease in the number of authorized shares of the Company;
(vii)
Approval of any significant financial transactions not in the ordinary course of business, including the issuance of securities in private placements;
(viii)
The adoption, amendment, or termination of any stock option plans or other equity incentive plans;
(ix)
Any significant change in the Company’s purpose or line of business as stated in its Certificate of Incorporation which requires the affirmative vote of the majority of the Shareholders; and
(x)
any other matters presented by the Company to its shareholders for a vote of the shareholders.
(b)
In the event that the Shareholders are unable to reach a unanimous decision on a matter requiring a vote in accordance with Section 1(a) above, Simplot shall possess the sole and absolute tiebreaking authority to decide such matter.
2.
Manner of Voting. The voting of the Shares and Subsequent Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares and Subsequent Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement, except as required under applicable law.
3.
Representations and Warranties. Each Shareholder hereby represents and warrants to the other Shareholders as follows:
(a)
Authority and Binding Obligation. Each Shareholder has the full power and authority to enter into this Agreement, to carry out his or its obligations hereunder, and to grant the rights herein granted. This Agreement has been duly executed and delivered by each Shareholder, constitutes a legal, valid, and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
(b)
Ownership of Shares. Each Shareholder represents and warrants that such Shareholder is the legal and beneficial owner of the number of Shares of the Company set forth opposite such Shareholder’s name on Exhibit A hereto. Each Shareholder has the sole right to vote or direct the voting of such Shareholder’s respective Shares and has not entered into any voting agreement or voting trust with respect to such Shareholder’s Shares that conflicts with the obligations of such Shareholder hereunder.
(c)
No Conflict. The execution, delivery, and performance of this Agreement by each Shareholder does not and will not (i) conflict with or violate any law, rule, regulation, order, judgment, or decree applicable to such Shareholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or

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give to others any rights of termination, amendment or cancellation of, any agreement, lease, debt instrument, or other instrument to which such Shareholder is a party.
(d)
Litigation. There are no legal actions, suits, claims, investigations, or proceedings pending or, to the knowledge of each Shareholder, threatened against or by such Shareholder that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. Each Shareholder agrees to promptly notify the other Shareholder in writing within 48 hours if any of the representations and warranties set forth above becomes untrue or inaccurate in any respect during the term of this Agreement.
4.
Securities Laws Covenants. Each Shareholder acknowledges and understands that, by the Shareholders’ entry into this Agreement, the Shareholders will have formed a “group” as such term is defined in Rule 13d-5(b) under the Exchange Act. Accordingly, each Shareholder hereby covenants to the other Shareholders that, during the term of the Agreement, such Shareholder shall promptly comply with all of such Shareholder’s obligations under Section 13 and Section 16 of the Exchange Act, including all regulations thereunder. Without limiting the generality of the foregoing, each Shareholder covenants and agrees:
(a)
to cause each beneficial owner of such Shareholder’s Shares (each, a “Reporting Person”) to file with the U.S. Securities and Exchange Commission (the “SEC”) a complete and accurate amendment to such Reporting Peron’s Schedule 13D on file with the SEC, indicating thereon all matters required by 17 C.F.R. § 240.13d-1 through 17 C.F.R. § 240.13d-101, as the same may be amended from time to time, within two business days from the occurrence of any of the following events: (i) the Shareholders’ entry in to this Agreement, (ii) the termination of this Agreement, or (iii) the occurrence of any other material change in the facts set forth in such Reporting Person’s Schedule 13D (or, if amended, the most recent amendment thereto), including, but not limited to, any material (as such term is defined in 17 C.F.R. § 240.13d-2(a)) increase or decrease in the percentage of the class of Shares beneficially owned by such Reporting Person;
(b)
to notify the other Shareholders within 24 hours of the occurrence of any material change in the facts set forth on such Shareholder’s (or such Shareholder’s Reporting Person’s) Schedule 13D (or, if amended, the most recent amendment thereto) on file with the SEC; and
(c)
to otherwise comply with all applicable rules and regulations related to ownership of the Shares and Subsequent Shares, any disposition or attempted disposition of the Shares or Subsequent Shares and any acquisition or attempted acquisition of any Subsequent Shares, as set forth in the Exchange Act and rules promulgated thereunder, the Securities Act of 1933, as amended and the rules promulgated thereunder and the Nasdaq Rules.
5.
Indemnification. Each Shareholder hereby agrees to indemnify the other Shareholders, his or its affiliates, Reporting Persons, trustees, agents, officers, directors, successors and assigns and to hold each of them harmless from and against any and all costs, deficiencies, obligations, judgements, fees, diminution in value, losses, claims, liabilities, fines, penalties, assessments, damages and expenses or amounts paid in settlement thereof (including, without limitation, court costs and court awarded interest, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel, of any nature whatsoever and whether or not arising from any third-party claim, resulting or arising from

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any (a) breach of any representation or warranty of such Shareholder contained in Section 3 hereof, or (b) any non-performance of any covenant or agreement contained in Section 4 hereof.
6.
Term. This Agreement shall be effective as of the date hereof and shall continue in effect until terminated by any Shareholder upon at least ten days’ written notice to the other Shareholders. This Agreement may be terminated by the Simplot Shareholders with immediate effect upon a material breach of the terms hereof by any of the Doan Shareholders by providing notice of such termination to the Doan Shareholders, and may be terminated by the Doan Shareholders with immediate effect upon a material breach of the terms hereof by any of the Simplot Shareholders by providing notice of such termination to the Simplot Shareholders. Notwithstanding the foregoing, this Agreement shall automatically terminate upon the earliest to occur of any of the following events:
(a)
Either the Simplot Shareholders or the Doan Shareholders no longer own any securities of the Company;
(b)
The sale of all or substantially all of the Company’s assets;
(c)
The dissolution, insolvency or liquidation of the Company;
(d)
The death, bankruptcy, insolvency or dissolution of any of the Shareholders; or
(e)
The Shareholders’ joint written agreement to terminate this Agreement.
7.
Transfer of Shares. Subject to Section 4 hereof, nothing herein shall be deemed to prohibit any Shareholder from selling or otherwise transferring any or all of the Shares or Subsequent Shares owned by such Shareholder. Each Shareholder retains the right, at such Shareholder’s sole discretion, to sell, assign, transfer, pledge, or otherwise dispose of any or all of the Shares or Subsequent Shares held by such Shareholder, subject to compliance with applicable federal and state securities laws and any other legal obligations. Notwithstanding the foregoing, each Shareholder agrees to provide notice to each other Shareholder of any sale, transfer or other disposition of the Shares or Subsequent Shares subject to this Agreement, or of the acquisition in any form or manner of any Subsequent Shares or other securities of the Company which are or may be convertible into shares of the Company, within 24 hours of the occurrence of any such sale, transfer or other disposition or acquisition.
8.
Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Shareholders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding anything to the contrary in this Agreement, no Shareholder may assign any of his rights, benefits and obligations under this Agreement except with the written consent of each other Shareholder.
9.
Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

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10.
Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts located in the County of Ada, Idaho and to the jurisdiction of the United States District Court for the District of Idaho (to the extent subject matter jurisdiction exists therefor) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts located in the County of Ada, Idaho or the United States District Court for the District of Idaho (to the extent subject matter jurisdiction exists therefor), and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
11.
No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
12.
Further Assurances. Each Shareholder hereby agrees, at the request of the other Shareholders, to execute and deliver such additional documents, instruments and assurances, and to take such further actions as may be required to carry out the intent and purposes of this Agreement, including any requests by any Shareholder reasonably necessary to fulfill such Shareholder’s obligations under Section 13 or Section 16 of the Exchange Act and the regulations promulgated thereunder; provided, however, that in no event shall any of the foregoing materially increase any Shareholder’s obligations hereunder or materially decrease any Shareholder’s rights hereunder.
13.
Equitable Remedies. Each Shareholder acknowledges that a breach or threatened breach by such Shareholder of any of such Shareholder’s obligations under this Agreement would give rise to irreparable harm to the other Shareholders, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other Shareholders shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
14.
Remedies Cumulative. Except to the extent otherwise expressly provided herein, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.
15.
Interpretation and Construction. Each Shareholder acknowledges that (a) such Shareholder has reviewed this Agreement with independent counsel of such Shareholder’s selection and (b) any presumption or rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

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16.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
17.
Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
18.
Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth in this Section 18, or, in any case, to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 18. To the extent that any notice given by means of electronic mail is returned or undeliverable for any reason, such attempted electronic notice shall be ineffective and deemed to not have been given.

If to any of the Simplot Shareholders:	c/o J.R. Simplot Company 1099 West Front Street Boise, Idaho 83702 Email: James.Alderman@simplot.com Attention: James Alderman
with a copy (which shall not constitute notice) to:	Thompson Coburn LLP 10100 Santa Monica Boulevard, Suite 500 Los Angeles, CA 90067 Email: vgilbert@thompsoncoburn.com Attention: Victoria A. Gilbert
with a copy (which shall not constitute notice) to:	Thompson Coburn LLP One U.S. Bank Plaza St. Louis, MO 63101 Email: nalkhaled@thompsoncoburn.com Attention: Nabil Al-Khaled

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If to any of the Doan Shareholders:	Trung Tri Doan 3F, No.11 Ke Jung Rd., Chu-Nan Site Hsinchu Science Park, Chu-Nan 350 Miao-Li County Taiwan Republic of China Email: trung.doan@semileds.com
with a copy (which shall not constitute notice) to:	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105 Email: bcooper@orrick.com Attention: Brett Cooper, Esq.
19.
Consent Required to Amend, Modify or Waive. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by each Shareholder. Any amendment, modification or waiver effected in accordance with this Section shall be binding on each Shareholder and all of such Shareholder’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, modification or waiver.
20.
Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Shareholder under this Agreement, upon any breach or default of the other Shareholder under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Shareholder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Shareholder of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.
21.
Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
22.
Survival. The provisions of Section 3, Section 4, Section 5, Section 7, Section 8, Section 9, Section 10, Section 11, Section 12, Section 13, Section 14, Section 15, Section 17, Section 18, Section 19, Section 20, Section 21, this Section 22 and Section 23 hereof shall survive the expiration or termination of this Agreement.
23.
Entire Agreement. This Agreement (including Exhibit A hereto) constitutes the full and entire understanding and agreement between the Shareholders with respect to the subject

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matter hereof, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SIMPLOT TAIWAN, INC. By: Scott R. Simplot, Director	Trung Tri Doan Trung Tri Doan
JRS PROPERTIES III LLLP By: JRS Management L.L.C. By: Scott R. Simplot, Manager	the trung tri doan 2010 grat By: Trung Tri Doan, Trustee

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EXHIBIT A

Ownership of Shares

Shareholder	No. of Common Stock Shares
Simplot Taiwan, Inc.	2,445,299
JRS Properties III LLLP	31,036
Trung Tri Doan	1,148,858
The Trung Doan 2010 GRAT	127,141